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Exhibit 10.31

December 13, 2002

Mr. Michael F. Bushee
[address]

Dear Michael:

        The purpose of this Release Agreement is to provide for the releases referenced in your Employment Agreement made and entered into as of January 1, 1999 by and between you and Meditrust Corporation ("Meditrust" or the "Company"), as amended by First Amendment to Employment Agreement dated January 24, 2000 and by Letter Agreement dated June 30, 2000 (collectively the "Employment Agreement") and as agreed to by you in your Confirmation of Termination Date letter dated November 14, 2002.

        As mentioned in your Confirmation of Termination Date letter, please sign and return this general release of all employment related claims to Sandy Michel, Senior Vice President and General Counsel, La Quinta Inns, Inc., 909 Hidden Ridge, Suite 600, Irving, Texas 75038 no later than December 23, 2002.

        As used herein "Companies" shall refer La Quinta Properties, Inc. (formerly known as Meditrust Corporation), La Quinta Corporation (formerly known as Meditrust Operating Company), Meditrust and all of their related and affiliated entities and subsidiaries.

  1.
  Separation

                You hereby confirm that as of 5:00 p.m. on November 15, 2002, you resigned from your office of Chief Operating Officer of Meditrust and any and all offices and board of directors seats that you may hold with any of the Companies as of that date, with the agreement and consent of the Companies, and as of 5:00 p.m. on December 30, 2002 (the "Separation Date), you hereby resign from your employment with Meditrust and said resignations are hereby accepted by the Companies (the "Separation"). The Company will pay you all of your base salary through the Separation Date.

  2.
  Release

          A.    Release by Employee. Except for claims related to the Company's future performance under the terms of the Employment Agreement (the "Excluded Claims"), you voluntarily and irrevocably release and discharge the Companies, their related or affiliated entities, and their respective predecessors, successors, and assigns, and the current and former officers, directors, shareholders, employees, and agents of each of the foregoing (any and all of which are referred to as "Releasees") generally from all charges, complaints, claims, promises, agreements, causes of action, damages, and debts that relate in any manner to your employment with or termination of employment from the Companies, known or unknown, which you have, claim to have, ever had, or ever claimed to have had against any of the Releasees through the date on which you execute this Agreement. This general release includes, without implication of limitation, all claims for or related to wrongful or constructive discharge; breach of contract; breach of any implied covenant of good faith and fair dealing; tortious interference with advantageous relations; intentional or negligent misrepresentation, fraud or deceit; infliction of emotional distress, and unlawful discrimination or retaliation under the common law or any statute (including, without implication of limitation, the Employee Retirement Income Security Act, Title VII of the Civil Rights Act of 1964, the American with Disabilities Act, the Age Discrimination in Employment Act or M.G.L. c.151B). Except as expressly provided in this Agreement and/or the Employment Agreement, you also waive any claim for reinstatement, severance, incentive or retention pay, attorney's fees, or costs, relating to the above waived claims.

          You further agree that you will not hereafter pursue any claim against any Releasee by filing a lawsuit in any local, state or federal court for or on account of anything which has occurred up to the present time as a result of your employment, and you shall not seek or accept reinstatement with, or damages of any nature, severance, incentive or retention pay, attorney's fees, or costs from the Companies or any of the other Releasees; provided, however, that nothing in this general release shall be construed to bar or limit your on-going rights, if any, to indemnification subject to and in accordance with the terms of the By-Laws of the Companies and the Indemnification Agreement, dated as of November 5, 1997, by and among you and Meditrust Corporation (the "Indemnification Agreement"), or as otherwise might exist under applicable law, or to enforce your rights for future performance under this Agreement and/or the Employment Agreement.

          B.    Severance Payment. On the Effective Date (as defined in Section 3(d) below), the Companies shall make a payment to you in the amount specified on Schedule A attached hereto and 90,000 paired shares of stock of the Companies (which shares represent the vesting of previously awarded performance shares). This severance payment shall be reduced by applicable withholding. You hereby acknowledge that this payment is in full satisfaction of the Company's payment obligations to you with respect to (i) accrued vacation payments, (ii) performance units, (iii) performance shares, (iv) year 2002 bonus, (v) Severance Compensation and (vi) automobile allowance, under the terms of the Employment Agreement.

  3.
  Notices, Acknowledgments and Other Terms

        In accordance with the Older Workers Benefit Protection Act of 1990, you are aware of the following with respect to his release of any claims under the Age Discrimination in Employment Act ("ADEA"):

  a)
  You have been advised that you have the right to consult with an attorney before signing this agreement and have in fact done so;

  b)
  You have reviewed the attached listing of the ages and job titles of all persons, in his/her decisional unit, who are and are not included in this reduction program. See Schedule B.

  c)
  Some of the consideration you are receiving for this release is in addition to anything of value to which you are otherwise entitled to receive.

  d)
  You have been advised that you have at least forth-five (45) days to consider this agreement.

  e)
  You have seven (7) days after signing this agreement to revoke this agreement and this agreement will not be effective until the eighth day following your signing this agreement. You shall retain the right to revoke this agreement by written notice delivered to the company before the end of such period, and that this agreement shall not become effective or enforceable until the expiration of such revocation period as used herein, "effective date" shall mean the later of the expiration of such revocation period and December 31, 2002 (the "effective date").

  f)
  The law of the Commonwealth of Massachusetts will govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement.

  g)
  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

        If you agree to these terms, please sign and date below and return this Agreement to the General Counsel of La Quinta Properties, Inc.

Sincerely,
LA QUINTA PROPERTIES, INC.
By:	/s/ FRANCIS W. CASH Francis W. Cash President and Chief Executive Officer
LA QUINTA CORPORATION
By:	/s/ FRANCIS W. CASH Francis W. Cash President and Chief Executive Officer

Accepted and agreed to:

/s/ MICHAEL F. BUSHEE Michael F. Bushee	12/18/02 Date

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  Exhibit 10.31